Exhibit 2.1

DESCRIPTION OF CAPITAL STOCK

The following is a summary of some of the terms of our common shares based on our articles of incorporation. The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of our articles of incorporation, as amended, and applicable Luxembourg law, including the Luxembourg Corporate Law.

General

Adecoagro is a Luxembourg société anonyme (a joint stock company). The Company’s legal name is “Adecoagro S.A.” Adecoagro was incorporated on June 11, 2010 and on October 26, 2010. We are registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés de Luxembourg) under number B153681 and have our registered office at 28 Boulevard F. W. Raifeissen, L-2411, Luxembourg, Grand Duchy of Luxembourg.

Share Capital

As of December 31, 2025, our issued share capital amounted to $221,808,241.50, represented by 147,875,161 shares in issue (of which 5,295,375 were treasury shares) with a nominal value of $1.50 each. All issued shares are fully paid up. Consequently, there were 142,576,786 common shares outstanding.

We have an authorized share capital of $3,000,000,000, including the issued share capital as of December 31, 2025 of $221,808,241.50, and are authorized to issue up to 2,000,000,000 shares of a nominal value of $1.50 each (taking into account the shares issued as of the date hereof) out of such authorized share capital. Our authorized unissued share capital as of December 31, 2025 is $2,778,191,758.50. The authorization of our Board of Directors in connection with the authorized share capital is valid as from October 29, 2025 for a period of five years.

Our articles of incorporation authorize the Board of Directors to issue shares within the limits of the authorized unissued share capital at such times and on such terms as the board or its delegates may decide for a period ending on October 29, 2030 (unless it is extended, amended or renewed). Accordingly, the Board may issue shares within the limits of the authorized (unissued) share capital against contributions in cash, contributions in kind or by way of incorporation of available reserves at such times, to such persons and on such terms and conditions, including the issue price, as the Board of Directors or its delegate(s) may in its or their discretion resolve. Our articles of incorporation provide that any preemptive rights can be waived, suppressed or limited by the Board of Directors for a period ending on October 29,2030, in the event of an increase of the issued share capital by the Board of Directors within the limits of the authorized un-issued share capital.

Our authorized share capital is determined (and may be increased, reduced or extended) by our articles of incorporation, as amended from time to time, by the decision of our shareholders at an extraordinary general shareholders’ meeting with the necessary quorum and majority provided for the amendment of our articles of incorporation. See “—Amendment to the Articles of Incorporation” and “—General Meeting of Shareholders”.

Under Luxembourg law, existing shareholders benefit from a preemptive subscription right on the issuance of shares for cash consideration (which may however be waived).

Form and Transfer of Shares

Our shares are issued in registered form only and are freely transferable. Luxembourg law does not impose any limitations on the rights of Luxembourg or non-Luxembourg residents to hold or vote our shares.

Shareholders, whether alone or acting in concert, are prohibited from acquiring or holding more than 80% of our shares unless they make a public offer to acquire all of our outstanding shares.

Under Luxembourg law, the ownership of registered shares is evidenced by the inscription of the name of the shareholder, the number of shares held by him or her in the register of shares of the Company. Each transfer of shares in the share register shall be effected by written declaration of transfer to be recorded in the register of shares, such declaration to be dated and signed by the transferor and the transferee, or by their duly appointed agents. We may accept and enter into the share register any transfer effected pursuant to an agreement or agreements between the transferor and the transferee, true and complete copies of which have been delivered to us.

We may appoint registrars in different jurisdictions, each of whom may maintain a separate register for the shares entered in such register. We have appointed Computershare as our New York registrar and transfer agent. The holders of our shares may elect to be entered in one of the registers and to be transferred from time to time from one register to another register provided that our Board of Directors may however impose transfer restrictions for shares that are registered, listed, quoted, dealt in, or have been placed in certain jurisdictions in compliance with the requirements applicable therein. The transfer to the register kept at the Company’s registered office may always be requested by a shareholder.

In addition, our articles of incorporation provide that our shares may be held through a securities settlement system or a professional depository of securities. Shares held in such manner have the same rights and obligations as shares recorded in our shareholder register(s) (subject to complying with certain formalities). Shares held through a securities settlement system or a professional depository of securities may be transferred in accordance with customary procedures for the transfer of securities in book-entry form.

Issuance of Shares

Pursuant to Luxembourg law of August 10, 1915 on commercial companies as amended, the issuance of shares in Adecoagro requires the approval by the general meeting of shareholders at the quorum and majority provided for the amendment of our articles of incorporation. See “—Amendment to the Articles of Incorporation” and “—General Meeting of Shareholders." The general meeting of shareholders may however approve an authorized unissued share capital and authorize the Board of Directors to issue shares up to the maximum amount of such authorized unissued share capital for a maximum period of five years. The general meeting may amend, renew or extend such authorized share capital and authorization to the Board of Directors to issue shares.

We have an authorized share capital of $3,000,000,000, including the issued share capital and are authorized to issue up to 2,000,000,000 shares of a nominal value of $1.50 each (taking into account the issued shares as of the date hereof) out of such authorized share capital. The Board of Directors is authorized to issue shares within the limits of the authorized unissued share capital at such times and on such terms as the Board or its delegates may decide for a period ending on October 29, 2030 (unless it is extended, amended or renewed). Accordingly, the Board may issue shares within the limits of the authorized (unissued) share capital against contributions in cash, contributions in kind or by way of incorporation of available reserves at such times and on such terms and conditions, including the issue price, as the Board of Directors or its delegate(s) may in its or their discretion resolve. Our articles of incorporation provide that any preemptive rights can be waived, suppressed or limited by the Board of Directors for a period ending on October 29, 2030, in the event of an increase of the issued share capital by the Board of Directors within the limits of the authorized un-issued share capital.

Our authorized unissued share capital as of December 31, 2025 is $2,778,191,758.50. The authorization of our Board of Directors in connection with the authorized share capital is valid as from October 29, 2025 for a period of five years.

Our articles provide that no fractional shares may be issued.

Our shares have no conversion rights and there are no redemption or sinking fund provisions applicable to our common shares.

Preemptive Rights

Unless suppressed, waived or limited by our Board of Directors as described above, holders of our shares have a pro rata preemptive right to subscribe for any new shares issued for cash consideration. Our articles of incorporation provide that any preemptive rights can be waived, suppressed or limited by the Board of Directors for a period ending on October 29, 2030, in the event of an increase of the issued share capital by the Board of Directors within the limits of the authorized un-issued share capital.

Repurchase of Shares

We cannot subscribe for our own shares.

We may, however, repurchase issued shares or have another person repurchase issued shares for our account, subject in particular to the following conditions (except in limited circumstances set forth by law):
•the prior authorization of the general meeting of shareholders (at the quorum and majority for ordinary resolutions), which authorization sets forth the terms and conditions of the proposed repurchase and in particular the maximum number of shares to be repurchased, the duration of the period for which the authorization is given (which may not exceed five years) and, in the case of repurchase for consideration, the minimum and maximum consideration per share, must have been obtained;
•the repurchase may not reduce our net assets on a non-consolidated basis to a level below the aggregate of the issued share capital increased by the reserves that we must maintain pursuant to Luxembourg law or its articles of incorporation; and
•only fully paid up shares may be repurchased.

The general meeting of shareholders has authorized that the Company, and/or any wholly-owned subsidiary (and/or any person acting on their behalf), may purchase, acquire, receive or hold shares in the Company under article 430-15 of the Luxembourg law of August 10, 1915, as amended, from time to time up to 10% of the issued share capital, on the following terms and on such terms as referred to below and as shall further be determined by the Board of Directors of the Company, such authorization being valid (subject to renewal) for a period of five years from January 10, 2011. Such period was thereafter extended to end on April 21, 2026.

Acquisitions may be made in any manner including without limitation, by tender or other offers, buyback programs, over the stock exchange or in privately negotiated transactions or in any other manner as determined by the Board of Directors (including derivative transactions or transactions having the same or similar economic effect than an acquisition).

In the case of acquisitions for value:
(i) in the case of acquisitions other than in the circumstances set forth under (ii), for a net purchase price being (x) no less than 50% of the lowest stock price and (y) no more than 50% above the highest stock price, in each case being the closing price, as reported by the New York City edition of the Wall Street Journal, or, if not reported therein, any other authoritative source to be selected by the Board of Directors of the Company (hereafter, the closing price), over the ten (10) trading days preceding the date of the purchase (or as the case may be the date of the commitment to the transaction);
(ii) in case of a tender offer (or if deemed appropriate by the Board of Directors, a buyback program),
a. in case of a formal offer being published, for a set net purchase price or a purchase price range, each time within the following parameters: no less than 50% of the lowest stock price and (y) no more than 50% above the highest stock price, in each case being the closing price over the ten (10) trading days preceding the publication date, provided however that if the stock exchange price during the offer period fluctuates by more than 10%, the Board of Directors may adjust the offer price or range to such fluctuations;
b. in case a public request for sell offers is made, a price range may be set (and revised by the Board of Directors as deemed appropriate) provided that acquisitions may be made at a price which is no less than 50% of the lowest stock price and (y) no more than 50% above the highest stock price, in each case being the closing price over a period determined by the Board of Directors provided that such period may not start more than five (5) trading days before the sell offer start date of the relevant offer and may not end after the last day of the relevant sell offer period.

In addition, pursuant to Luxembourg law the Board of Directors may repurchase shares without the prior approval of the general meeting of shareholders if necessary to prevent serious and imminent harm to us or if the acquisition of shares has been made in view of the distribution thereof to the employees.

A share repurchase program was approved by the Board of Directors of the Company on September 12, 2013 to acquire up to 5% of the total outstanding share capital of the Company to be held as treasury shares (the “Share Repurchase Program”). The Share Repurchase Program was implemented in compliance with the authorization granted by the general meeting of shareholders of the Company, any applicable law, rules or regulations described above and the following limits approved by the Board of Directors of the Company. The Share Repurchase Program was approved for a period of 12 months from September 23, 2014 (the date of its announcement) or until reaching the maximum number of shares authorized under the Share Repurchase Program, whichever occurs first. On April 4, 2017, the Board of Directors amended the Share Repurchase Program to include repurchases under Open Market Transactions, in reliance on the “safe harbor” from liability for manipulation provided by Rule 10b-18 of the Securities Exchange Act of 1934 (the “Securities Exchange Act”) and in privately negotiated transactions. The Share Repurchase Program was renewed by decision of the Board of Directors on December 11, 2024 for an additional period of 12 months, ending on December 31, 2025 or until reaching the maximum number of shares authorized under the Program, whichever occurs first.

Capital Reduction

The articles of incorporation provide that the issued share capital may be reduced, subject to the approval by the general meeting of shareholders at the quorum and majority provided for the amendment of our articles of incorporation. See “—Amendment to the Articles of Incorporation” and “—General Meeting of Shareholders”.

General Meeting of Shareholders

In accordance with Luxembourg law and our articles of incorporation, any regularly constituted general meeting of shareholders of Adecoagro represents the entire body of shareholders of the Company. It shall have the broadest powers to order, carry out or ratify acts relating to the operations of the Company.

The annual general meeting of shareholders of Adecoagro as well as any other meetings of shareholders shall be held in the Grand Duchy of Luxembourg at such place and time as indicated in the notice of the meeting.

Each of our shares entitles the holder thereof to attend our general meeting of shareholders, either in person or by proxy, to address the general meeting of shareholders, and to exercise voting rights, subject to the provisions of our articles of incorporation. Each share entitles the holder to one vote at a general meeting of shareholders, subject to our articles of incorporation. There is no minimum shareholding required to be able to attend or vote at a general meeting of shareholders.

A shareholder may act at any general meeting of shareholders by appointing another person (who need not be a shareholder) as his proxy, which proxy shall be in writing and comply with such requirements as determined by our board with respect to the attendance to the general meeting, and proxy forms in order to enable shareholders to exercise their right to vote. All proxies must be received by us (or our agents) no later than the day preceding the fifth (5th) working day before the date of the general meeting except if our Board of Directors decides to change such a time frame.

Our articles of incorporation provide that in the case of shares held through the operator of a securities settlement system or depository, a holder of such shares wishing to attend a general meeting of shareholders must receive from such operator or depository a certificate certifying the number of shares recorded in the relevant account on the blocking date and certifying that the shares in the account shall be blocked until the close of the general meeting. Such certificates should be submitted to us no later than the day preceding the fifth working day before the date of the general meeting unless our board fixes a different period.

Our Board of Directors may determine a date preceding a general meeting as the record date for admission to such general meeting. When convening a general meeting of shareholders, we will publish the convening notice (which must be published at least 15 days before the meeting) in the Recueil Électronique des Sociétés et Associations, and in a Luxembourg newspaper and in the case the shares of the Company are listed on a regulated market, in accordance with the publicity requirements of such regulated market applicable to the Company. If all of the shareholders are present or represented at a general meeting of shareholders, the general meeting may be held without prior notice or publication. These convening notices must contain the agenda of the meeting and set out the conditions for attendance and representation at the meeting.

All materials relating to a general meeting of shareholders (including the notice) will be available at the website of Adecoagro at www.adecoagro.com and will be filed with the SEC on Form 6-K. The information on our website is not incorporated by reference in, and does not constitute a part of, this annual report.

Luxembourg law provides that the Board of Directors is obliged to convene a general meeting of shareholders if shareholders representing, in the aggregate, at least 10% of the issued share capital so require in writing with an indication of the agenda. In such case, the general meeting of shareholders must be held within one month of the request. If the requested general meeting of shareholders is not held within one month, shareholders representing, in the aggregate, at least 10% of the issued share capital, may petition the competent president of the district court in Luxembourg to have a court appointee convene the meeting. Luxembourg law provides that shareholders representing, in the aggregate, at least 10% of the issued share capital may request that additional items be added to the agenda of a general meeting of shareholders. That request must be made by registered mail sent to the registered office at least five days before the holding of the general meeting of shareholders.

Voting Rights

Each share of our shares entitles the holder thereof to one vote at a general meeting of shareholders, subject to the provisions of our articles of incorporation.

Luxembourg law distinguishes between “ordinary” general meetings of shareholders and “extraordinary” general meetings of shareholders.

Extraordinary general meetings of shareholders are convened to resolve in particular upon an amendment to the articles of incorporation and certain other limited matters including those described below and are generally subject to the quorum and majority requirements described below. All other general meetings of shareholders are ordinary general meetings of shareholders.

Ordinary General Meetings of Shareholders. At an ordinary general meeting of shareholders there is no quorum requirement, and resolutions are adopted by a simple majority of the votes validly cast, irrespective of the number of shares represented. Abstentions are not considered “votes”.

Extraordinary General Meetings of Shareholders. An extraordinary general meeting of shareholders convened for the purpose of in particular (a) an increase or decrease of the authorized or issued share capital, (b) a limitation or exclusion of preemptive rights, (c) approving a legal merger or de-merger of Adecoagro, (d) dissolution of Adecoagro or (e) an amendment of the articles of incorporation must generally have a quorum of at least 50% of our issued share capital except in limited circumstances provided for by Luxembourg law. If such quorum is not reached, the extraordinary general meeting of shareholders may be reconvened, pursuant to appropriate notification procedures, at a later date with no quorum requirement applying.

Irrespective of whether the proposed actions described in the preceding paragraph will be subject to a vote at the first or a subsequent extraordinary general meeting of shareholders, such actions are generally subject to the approval of at least two-thirds of the votes validly cast at such extraordinary general meeting of shareholders (except in limited circumstances provided for by Luxembourg law or our articles of incorporation). Any direct or indirect amendment to certain provisions of our articles of incorporation that are intended to protect the rights of continuing minority shareholders will require the approval of a 90% majority of the outstanding voting rights of the Company. Abstentions are not considered “votes”.

Appointment and Removal of Directors. Members of the Board of Directors may be elected by simple majority of the votes validly cast at any general meeting of shareholders. Under the articles of incorporation, all directors are elected for a period of up to three years with such possible extension as provided therein provided however the directors shall be elected on a staggered basis, with one third (1/3) of the directors being elected each year and provided further that such three year term may be exceeded by a period up to the annual general meeting held following the third anniversary of the appointment. Any director may be removed with or without cause by a simple majority vote at any general meeting of shareholders. Any shareholder (excluding Adecoagro as to treasury shares and any depositary) holding or controlling more than 50% of our outstanding shares shall be entitled to nominate a number of directors to our board of directors, rounded up to the next whole number, determined by multiplying: (i) the total number of directors on the board of directors by (ii) a fraction having a numerator equal to the aggregate number of our shares then beneficially owned by the relevant shareholder (and evidenced to us), and having a denominator equal to the total number of shares then issued and outstanding, provided that such number of candidates shall be reduced in order to comply with the requirement that a minimum of three directors be independent directors.

The articles of incorporation provide that in case of a vacancy the remaining directors may co-opt a director to fill such vacancy.

Neither Luxembourg law nor our articles of incorporation contain any restrictions as to the voting of our shares by non-Luxembourg residents.

Amendment to the Articles of Incorporation

Luxembourg law requires an extraordinary general meeting of shareholders to resolve upon an amendment to the articles of incorporation. The agenda of the extraordinary general meeting of shareholders must indicate the proposed amendments to the articles of incorporation.

An extraordinary general meeting of shareholders convened for the purpose of amending the articles of incorporation must generally have a quorum of at least 50% of our issued share capital. If such quorum is not reached, the extraordinary general meeting of shareholders may be reconvened at a later date with no quorum according to the appropriate notification procedures. Irrespective of whether the proposed amendment will be subject to a vote at the first or a subsequent extraordinary general meeting of shareholders, the amendment is generally subject to the approval of at least two-thirds of the votes cast at such extraordinary general meeting of shareholders. Any direct or indirect amendment to certain provisions of our articles of incorporation require the approval of a 90% majority of the outstanding voting rights of the Company.

Any resolutions to amend the articles of incorporation must be taken before a Luxembourg notary and such amendments must be published in accordance with Luxembourg law.

Merger and Division

A merger by absorption whereby a Luxembourg company, after its dissolution without liquidation transfers to another company all of its assets and liabilities in exchange for the issuance to the shareholders of the company being acquired of shares in the acquiring company, or a merger effected by transfer of assets to a newly incorporated company, must, in principle, be approved by an extraordinary general meeting of shareholders of the Luxembourg company to be held before a notary. Similarly the de-merger of a Luxembourg company is generally subject to the approval by an extraordinary general meeting of shareholders.

Liquidation

In the event of the liquidation, dissolution or winding-up of Adecoagro, the assets remaining after allowing for the payment of all liabilities will be paid out to the shareholders pro rata to their respective shareholdings. The decision to voluntarily liquidate, dissolve or wind-up require the approval by an extraordinary general meeting of shareholders of the Company to be held before a notary.

No Appraisal Rights

Neither Luxembourg law nor our articles of incorporation provide for any appraisal rights of dissenting shareholders.

Distributions

Subject to Luxembourg law, each share is entitled to participate equally in distributions if and when if declared by the general meeting of shareholders out of funds legally available for such purposes. Pursuant to the articles of incorporation, the general meeting of shareholders may approve distributions and the Board of Directors may declare interim distribution, to the extent permitted by Luxembourg law.

Declared and unpaid distributions held by us for the account of the shareholders shall not bear interest. Under Luxembourg law, claims for unpaid distributions will lapse in our favor five years after the date such distribution has been declared.

Information Rights

Luxembourg law gives shareholders limited rights to inspect certain corporate records eight calendar days prior to the date of the annual general meeting of shareholders, including the annual accounts with the list of directors and auditors, the notes to the annual accounts, a list of shareholders whose shares are not fully paid-up, the management reports, the auditor’s report and in case of amendments to the articles, the text of the proposed amendments and the draft of the resulting consolidated articles.

Any registered shareholder is entitled to receive a copy of the annual accounts, the auditor’s reports and the management reports free of charge eight calendar days prior to the date of the annual general meeting of shareholders upon request.

Under Luxembourg law, it is generally accepted that a shareholder has the right to receive responses to questions concerning items on the agenda for a general meeting of shareholders, if such responses are necessary or useful for a shareholder to make an informed decision concerning such agenda item, unless a response to such questions could be detrimental to our interests.

One or more shareholders representing at least 10% of the share capital or 10% of the votes attached to all existing securities may ask the Board of Directors written questions on one or more management operations (opérations de gestion) of the company and, as the case may be, of subsidiaries it controls. In the latter case, the request must be assessed in view of the interest of the companies included within the consolidation. In the absence of response within a period of one month, these shareholders may apply to the court for the appointment of experts instructed to submit a report on the management operations targeted in the question.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Computershare. The holders of our shares may elect to be entered in one of the registers and to be transferred from time to time from one register to another register provided that our Board of Directors may however impose transfer restrictions for shares that are registered, listed, quoted, dealt in, or have been placed in certain jurisdictions in compliance with the requirements applicable therein. The transfer to the register kept at the registered office of the Company in Luxembourg may always be requested by a shareholder.